RESIDENTIAL PROPERTY MANAGEMENT AGREEMENT

OWNER: Hunter's View Fargo, LLC
3003 32nd Ave S Suite #250
Fargo, ND 58103

AGENT: Valley Rental 2, LLC.
3003 32nd Ave S Suite #7A
Fargo ND 58103

PREMISES: All Apartments and Townhomes listed in Exhibit D

DATE: 3/12/2025

THIS PROPERTY MANAGEMENT AGREEMENT (the "***Agreement***"), is entered into on the date written above, by and between the Owner as designated above, and the Agent, as designated above. Owner is the owner of the Premises designated above and hereby engages the services of Agent as an independent contractor to manage and lease the Premises, subject to the terms and conditions of this Agreement.

IN CONSIDERATION of the management and leasing functions to be performed by Agent under this Agreement, and the payments by Owner to Agent for the services rendered hereunder, the parties mutually agree as follows:

1. **ENGAGEMENT AND APPOINTMENT**. The Owner hereby engages the services of Agent for the term of this Agreement as its sole and exclusive manager and leasing agent for the Premises. Owner appoints and designates Agent as its duly authorized representatives to perform the functions and services listed in this Agreement in the name of and on behalf of Owner.

2. **FUNCTIONS AND SERVICES OF AGENT:** Agent agrees to perform the following services as manager and leasing agent of the Premises and shall have the full power and authority for, on behalf of, and in the name of Owner to perform the same:

2.1 PERSONNEL. Agent, at its sole discretion, shall investigate, hire, employ, pay, manage and discharge the personnel, both employees and independent contractors, necessary in order to properly maintain and operate the Premises, including on-site managers, janitors, and maintenance personnel as deemed necessary by Agent. All compensation, including, without limitation, salaries, benefits, or fees, rendered by Agent to employees and independent contractors serving the Premises shall be charged to Owner and Owner shall promptly reimburse Agent such compensation.

2.2 OPERATING BUDGET. Agent shall prepare and submit to the Owner, on or about October 1 or each calendar year, an annual operating budget setting forth the itemized, estimated receipts, disbursements, and expenditures of the Premises for each calendar year including any partial calendar year to which this Agreement may relate, such budgets may include, without limitation, significant or capital budgets and projections. Approval of this budget by Owner prior to the commencement hereof and any calendar year hereafter, or, if Owner fails to approve or disapprove of the same, shall constitute authorization of Agent to make the expenditures and incur the obligations provided for in said budget; provided, however, that Owner acknowledges and agrees that the budget is only intended to be an estimation of anticipated receipts, disbursements, and expenditures and shall not limit Agent from expending such sums as may be necessary to operate the Premises as a first-class residential apartment and townhome complex in the city in which the Premises are located.

2.3 RECORDS AND REPORTS. Agent shall render a monthly statement of receipts, disbursements, and charges to the Owner. In the event that disbursements and charges shall be in excess of receipts, the Owner agrees to pay such excess upon receipt of an invoice therefor. Notwithstanding the foregoing, nothing herein contained shall obligate the Agent to advance its own funds on behalf of the Owner. If the Agent shall elect to advance any money in connection with the Premises, the Owner agrees to reimburse the Agent forthwith and hereby authorizes the Agent to deduct such advances from any monies due to the Owner. Unless otherwise requested in writing by Owner and agreed to by Agent, Agent shall not be responsible for preparing or filing any tax related return, reconciliation or report to any governmental agency. In addition to the Agent's recording and reporting obligations set forth in this Section, Agent shall comply with the Accounting Services (if any) as set forth on **Exhibit A**, attached hereto and incorporated herein by this reference. Upon termination of this Agreement, Agent shall deliver copies of all such records and books of account to Owner, but Agent likewise shall be entitled to retain copies.

2.4 ADVERTISING AND PROMOTION. Agent shall serve as the exclusive leasing agent for the Premises and shall advertise the availability for rental of the Premises through commercially reasonable and proper means and display signs thereon as Agent may deem necessary. Agent shall not incur expenses for advertising in excess of the budgeted amount without the prior approval of Owner. Agent shall have the right to make concessions, including rental concessions, as inducements to prospective tenants to occupy the Premises. In addition to the Agent's advertising and promotion obligations set forth in this Section, Agent shall comply with the Marketing Services (if any) set forth on **Exhibit A**.

2.5 LEASING OF PREMISES. Agent shall investigate prospective tenants and rent space in the Premises to tenants on such terms and conditions as may be reasonably specified by Owner. This shall include, but not be limited to, negotiating leases with prospective tenants, engaging the services of legal counsel to draft legal documentation evidencing the same, and executing leases on behalf of Owner with qualified tenants, and renewing or canceling leases for the Premises. Agent shall not discriminate based on race, color, creed, religion, sex, national origin, age, handicap, or familial status, and will comply with all applicable federal, state, and local fair housing and civil rights laws and with all applicable equal opportunity requirements. Owner agrees that it shall pay Agent any and all leasing commissions for apartment units leased by Agent,

its leasing agents, or independent contractors retained by Agent for purposes of leasing such units. Said commissions shall be paid in accordance with **Exhibit B** attached hereto.

2.6 COLLECTION OF INCOME AND SECURITY DEPOSITS. Agent shall collect, demand, request and receive assessments, rentals and other charges of any kind, including, without limitation, administrative charges, non-negotiable check charges, credit report fees, subleasing administrative charges, broker's commissions and interest. Agent may terminate tenancies and handle tenants' security deposits and, on the Owner's behalf, comply with applicable state or local laws concerning responsibility for such security deposits and interest, if any. Agent shall sign and serve such notices as are deemed necessary by Agent in the performance of the functions set forth herein.

2.7 INSTITUTION OF ACTION. Agent may institute and prosecute actions to evict tenants and to recover possession of the Premises. Agent may further sue in the name of the Owner and recover rent and other sums due and, when expedient, settle, compromise and release such actions or suits or reinstate such tenancies, the costs of which, including any reasonable legal fees and court costs, shall be charged as an expense to the Owner. Owner shall reimburse Agent for all expenses of litigation including attorney's fees, filing fees, and court costs when Agent does not recover from tenants. Agent may select the attorney of its choice to handle such litigation, unless previously directed otherwise by the Owner. Agent shall use reasonable efforts to minimize legal fees. Agent shall locate in a conspicuous place at the Premises a notice that the Agent is authorized to manage the Premises and that Agent is authorized by the Owner to accept service of process and to receive and give receipt for notices and demands, in accordance with state law. In addition to the Agent's authority granted herein, Agent shall further comply with the Legal Services set forth on **Exhibit A**.

2.8 MAINTENANCE; REPAIR AND OPERATIONS. Agent, at the sole cost and expense of the Owner, shall maintain and keep the Premises in a good operating condition and state of repair and, where necessary, make contracts and arrangements for securing water, electricity, gas, fuel, oil and other services necessary for the successful operation of the Premises. Agent shall cause to be made and supervise necessary repairs and alterations to the Premises. Expenditures for repairs, alterations, decorations or furnishings in excess of $2,500 for any one item, except monthly or recurring operating charges in accordance with the budgeted amount, shall require the prior approval of Owner, except in instances where such expenditure is necessary to protect the Premises from material damage, to prevent injury to persons or loss of life, or to continue services to tenants, all of which shall be at the sole cost and expense of the Owner. This shall include selecting, contracting with and supervising the performance of, and authorizing, on behalf of the Owner, the payment of fees and charges for, all maintenance costs and expenses, including, without limitation, those incurred by maintenance personnel employed by Agent, as well as any independent contractors required for proper maintenance and operation of the Premises.

2.9 INSPECTIONS. On a daily basis, one or more of Agent's representatives will walk the Premises (not including individual units) in an effort to ensure the Premises are being maintained in a clean and presentable manner. If, during the course of the walk through, Agent notices any condition on the Premises that may require a third-party vendor to inspect and potentially repair a portion of the Premises, then Agent shall notify Owner regarding the same. By

way of example only, if Agent notices that a deck on the Premises appears to need structural inspection and/or maintenance, Agent will notify Owner regarding the same and the parties will collectively identify the appropriate vendor to further inspect the deck and, if necessary, repair the same. Notwithstanding the foregoing, Owner acknowledges and agrees that Agent is not an engineer, architect, contractor, etc., and will only be able to identify matters which Agent's representative(s) believes are readily identifiable through the course of a simple walk through of the Premises.

On bi-annual basis, Agent shall inspect the Premises and complete an inspection checklist.

Agent shall use its best efforts to conduct such inspections with its own employees to minimize expense except when the inspections are in subject matters that Agent believes require a third-party vendor to complete the inspection. If Agent believes a third-party vendor is necessary, then Agent and Owner will collectively identify and select a vendor to complete the inspection. Owner agrees that any fees payable to a third party as a result of such inspections shall be at the expense of Owner.

2.10 INSURANCE. Agent shall be responsible for maintaining appropriate levels of workers' compensation insurance covering Agent's employees. Further, Agent shall be responsible for maintaining appropriate levels of insurance to protect its business interests, as determined by Agent, in Agent's sole discretion. Except as set forth in this Section, Agent shall have no additional responsibilities as it relates to insurance. In the event of any accidents or claims that Agent is made aware of, the Agent will notify Owner and, thereafter, Owner shall cause to have such accidents or claims promptly investigated and make a full written report as to all accidents or claims for damage relating to the ownership, operation, and maintenance of the Premises, including any damage or destruction of the Premises and the estimated costs of repair, and shall cooperate and make any and all reports required by any insurance company in connection therewith.

2.11 SPECIFIC DUTIES. Notwithstanding the forgoing, Agent shall provide those services as set forth on **Exhibit A**.

2.12 ORDINARY AND CUSTOMARY SERVICES. Agent shall provide ordinary and customary services to tenants and any other parties related to the management or operation of the Premises. Agent is under no obligation to provide unusual or non-customary services to tenants or any other parties related to the management or operation of the Premises.

2.13 COMPLIANCE WITH LAWS AND REGULATIONS. Agent shall comply with all statutes, ordinances, laws, rules, regulations and orders of any federal, state or municipal government and all appropriate departments, commissions, boards and offices having jurisdiction over the Premises, which are applicable to Agent and relate Agent's management of the Premises.

3. **GENERAL COVENANTS AND DUTIES OF OWNER:** Without limiting the generality of anything contained herein, Owner covenants and agrees as follows:

3.1 WORKING CAPITAL. Owner agrees to provide and maintain working capital sufficient at all times to assure the uninterrupted and efficient operation of the Premises.

3.2 PAYMENTS. Owner shall, as soon as commercially practicable following the execution of this Agreement, provide to Agent a list of scheduled payments (i.e. mortgages, notes, etc.) to be made by Agent.

3.3 EXAMINE ANNUAL BUDGET REPORT. Owner shall promptly examine each annual report and budget submitted to Owner by Agent and notify Agent within a reasonable time following receipt and review of the same with Owner's comments and/or proposed modifications.

3.4 LICENSURE. Owner shall cooperate with Agent in applying for, obtaining, maintaining and transferring (if necessary) all licenses, permits and contracts as required for the operation of the Premises.

3.5 COMPLIANCE. Owner shall comply with all statutes, ordinances, laws, rules, regulations and orders of any federal, state or municipal government and all appropriate departments, commissions, boards and offices having jurisdiction over the Premises, which are applicable to Owner and/or relate to the use or manner of use of the Premises. Agent does not assume, and is given no responsibility for, compliance of any building located on the Premises or any equipment therein with the requirements of any statute, ordinance, law, or regulation of any governmental body or of any public authority or official thereof having jurisdiction, except to notify the Owner promptly or forward to the Owner promptly any complaints, warnings, notices, or summonses received by it relating to such matters. Owner represents that the Premises and such equipment located thereon comply with all such requirements. Owner authorizes the Agent to disclose the ownership of the Premises to the applicable officials and agrees to indemnify and hold harmless the Agent, its representatives, servants and employees, of and from all loss, cost, expense, and liability whatsoever which may be imposed on them or any of them by reason of any present or future violation or alleged violation of such laws, ordinances, statutes or regulations.

3.6 DISCLOSURE. Owner represents and warrants that it has disclosed to Agent all material facts, circumstances, defects, safety concerns, and other matters which may impact the condition of the Premises, tenants' use and possession of the Premises, and Agent's exercise of its duties and obligations hereunder. Owner shall provide Agent with a complete set of plans and specifications and copies of all guarantees and warranties pertinent to the construction of the Premises and all fixtures, and equipment located thereon.

3.7 INDEMNIFICATION. Everything done by Agent pursuant to the provisions of this Agreement shall be done as an agent of Owner and all obligations incurred hereunder, except as specified otherwise, shall be for the account of, at the expense of, and on behalf of Owner. Owner agrees to indemnify, defend, and hold harmless Agent, and its members, directors, officers, affiliates, agents and employees, from and against any and all claims, costs, demands, actions, suits, damages, loss, liabilities, and expenses, including, without limitation, attorney's fees, accounting fees and litigation expenses, and court costs which Agent may incur or which may arise out of or on account of this Agreement and the performance of the duties and services set forth herein and from liability for personal injury, including death or property damage experienced by

any employee, tenant, independent contractor or other person or entity whatsoever. Notwithstanding the foregoing, the indemnification contained herein shall not apply in the event of Agent's gross negligence or willful misconduct.

3.8 COSTS AND EXPENSES. Notwithstanding anything to the contrary contained in this Agreement, the parties agree that Owner shall pay all costs and expenses incurred in the operation and maintenance of the Premises, including but not limited to, payment of any costs and expenses incurred by Agent in executing its duties as set forth herein and payment of Agent's compensation as set forth herein. Said costs shall specifically include, but not be limited to, maintenance and repair of the Premises, reasonable attorney's fees and Agent's costs and time in connection with any claim, proceeding, or suit involving an alleged violation by the Agent or the Owner, or both, of any law pertaining to fair employment, fair credit reporting, environmental protection, rent control, taxes, or fair housing, including, but not limited to, any law prohibiting, or making illegal, discrimination on the basis of race, sex, creed, color, religion, national origin, mental or physical handicap, or familial status provided, however, that the Owner shall not be responsible to the Agent for any such expenses in the event the Agent is finally adjudicated to have personally, and not in a representative capacity, violated any such law. Nothing contained herein shall obligate the Agent to employ counsel to represent the Owner in any such proceeding or suit. Owner further agrees to pay reasonable expenses (or an apportioned amount of such expenses where other property owners contracting with Agent for the same or similar services also benefit from the expenditure) incurred by the Agent in obtaining legal advice regarding compliance with any law affecting the Premises or activities related thereto.

3.9 PAYMENT NOTICE. Owner shall give adequate advanced written notice to the Agent if the Owner desires that the Agent make payment, out of the proceeds from the Premises, of mortgage indebtedness, general taxes, special assessments, or fire, steam boiler, or any other insurance premiums. In no event shall the Agent be required to advance its own money in payment of any such indebtedness, taxes, assessments, or premiums.

3.10 OFFICE. Intentionally Deleted

3.11 OWNER REPRESENTATIONS AND WARRANTIES. Owner represents and warrants that: Owner has full power and authority to enter this Agreement; that there are no written or oral agreements affecting the Premises; that there are no recorded easements, restrictions, reservations, or rights of way which adversely affect the use of the Premises for the purposes intended under this Agreement; that to the best of Owner's knowledge, the property is zoned for the intended use; that all leasing and other permits for the operation of the Premises have been secured and are current; that the building and its construction and operation do not violate any applicable statutes, laws, ordinances, rules, regulations, orders, or the like (including, but not limited to, those pertaining to hazardous or toxic substances); that the building does not contain any toxic or hazardous substance; and that no unsafe condition exists.

3.12 PAST DUE AMOUNTS. Owner agrees that any amounts due under this Agreement which extend beyond thirty (30) days from the date in which such amounts were due to Agent may, at Agent's discretion, be subject to a finance charge of one percent (1%) per month until such amounts have been paid in full.

3.13 Sales Taxes. Owner agrees that it shall be solely responsible for any and all sales taxes that result from the services provided under this Agreement, including, without limitation, those services provided by Agent, its representatives, vendors, and leasing agents.

4. **Compensation to Agent**. In consideration of the services to be performed by Agent under this Agreement, Owner shall compensate Agent in accordance with the Agent Compensation Terms and Conditions, attached hereto as **Exhibit D** and incorporated herein by this reference.

5. **Insurance**. Owner shall be responsible to cause to be placed in force, all forms of insurance needed to adequately protect the Owner, the Agent, and the Premises (or as required by law), including, where appropriate:

(a) Commercial general liability insurance to include common areas (including elevators) with a minimum limit of One Million Dollars ($1,000,000.00) for bodily injuries, death or property damage per occurrence and a minimum limit of Two Million Dollars ($2,000,000.00) in the aggregate. General aggregate limit shall apply per location,

(b) Fire and extended Property insurance covering the building enclosing the Premises for full replacement values providing property protection under special cause of loss coverage form,

(c) Loss of business income insurance, including rents,

(d) Workers' compensation and Employers' Liability insurance for all of its employees, in accordance with applicable state law, if the Owner has employees,

(e) Umbrella or Excess Liability insurance (not less than $1,000,000),

(f) [Intentionally omitted],

(g) Boiler insurance (if a boiler is present on the Premises),

(h) Burglary and theft insurance.

The Agent, its officers, officials, employees, and volunteers are to be covered as additional insureds on the commercial general liability using ISO form CG 20 26 04 13 or its equivalent. For any claims related to this contract, the Owner's insurance coverage shall be primary coverage as respects the Agent, its officers, officials, employees, and volunteers. Any insurance or self-insurance maintained by the Agent, its officers, officials, employees, or volunteers shall be excess of the Owner's insurance and shall not contribute with it. Owner shall provide Agent with all certificates of insurance evidencing the above coverages annually and upon request by Agent. All policies shall provide for thirty (30) days' written notice to Agent prior to cancellation. Owner shall procure an appropriate clause in, or endorsement on, each of its policies for fire or extended

coverage insurance and on all other forms of property damage insurance including, but not limited to, coverage such as water damage, property damage, boiler and machinery insurance and sprinkler leakage insurance, covering the Property and any buildings located on the Property or personal property, fixtures or equipment located thereon, whereby the insurer waives subrogation or consents to a waiver of the right of recovery against Agent, and having obtained such clause or endorsement of waiver of subrogation or consent to a waiver of right of recovery, Owner hereby agrees that it will not make any claim against or seek to recover from Agent for any loss or damage to property of the type covered by Owner's insurance.

6. **TERM**. The term of this Agreement shall be for a period of one (1) year from the date of this Agreement, and shall automatically renew thereafter until either party provides the other with not less than sixty (60) days' notice of termination hereof.

7. **DEFAULT; TERMINATION RIGHTS**. This Agreement may be terminated upon the occurrence of any of the following events:

(a) If Agent fails to substantially provide the services or reports which it has promised herein, and such default shall continue for a period of thirty (30) days after notice thereof by Owner to Agent, then in case of any such event and upon the expiration of the cure period applicable thereto, Owner may terminate this Agreement by written notice to the Agent;

(b) If the Owner shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement, and such default shall continue for a period of thirty (30) days after notice thereof by Agent to the Owner (or fifteen (15) days after notice thereof for a payment obligation due hereunder), then in case of any such event and upon the expiration of the cure period applicable thereto, Agent may terminate this Agreement by written notice to the Owner;

(c) If the Premises or any substantial portion thereof shall be damaged or destroyed by fire or other casualty and if a reasonable estimate of the time required to repair, restore, or rebuild such damaged Premises to its condition prior to such fire or other casualty exceeds one hundred eighty (180) days, either party may terminate this Agreement by written notice to the other party;

(d) If Owner shall apply for or consent to the appointment of a receiver, trustee or liquidator of the Owner or of all or a substantial part of its assets, file a voluntary petition in bankruptcy or admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against the Owner in any bankruptcy, reorganization or insolvency proceeding, or if an order, judgment, on the application of a creditor, adjudication the Owner a bankrupt or insolvent or approving a petition seeking reorganization of the Owner or appointing a receiver, trustee or liquidator of the Owner or of all or a substantial part of the assets of the Owner, and such order, judgment or decree

shall continue unstayed and in effect for any period of sixty (60) consecutive days, then Agent may terminate this Agreement by written notice to the Owner;

(e) Upon the consummation of a bona fide sale of the Premises and delivery of possession thereof to a new owner;

(f) Upon a taking under eminent domain, or other like proceedings, this Agreement shall terminate with respect to the portion of the Premises so taken, but shall remain in full force and effect with respect to the balance of the Premises; provided, however, that if the taking is all or a substantial portion of the Premises so as to render the same unfit for the intended use of this Agreement shall terminate on the date when said taking occurs; or

(g) Either party may terminate this Agreement by sixty (60) days' written notice to the other party.

In the event of termination of this Agreement, the Owner and Agent shall account to each other with respect to all matters outstanding as of the date of termination. Owner shall furnish the Agent security against any outstanding obligations or liabilities which the Agent may have incurred hereunder, and the Agent shall turn over to the Owner all records, documents or other instruments, waiting lists, and any and all other files and papers in its possession pertaining to the Agent's performance under this Agreement.

8. **AGENCY**. In respect to the performance of all the services described in this Agreement, including the employment of on-site personnel and all other personnel and independent contractors, the acquisition of all supplies and contracting for services required in the operation of the Agent, Agent shall be acting solely as the agent of the Owner and shall not be required to pledge its own credit for operation of the Agent, all of which shall be solely for Owner's account. Should any credit be extended for Owner's account upon Agent's reputation and should the extension of such credit result in liability to Agent, Owner agrees to indemnify Agent for any and all expenses incurred by the latter in protecting its interest against claims of creditors.

9. **General Matters**.

9.1 AGREEMENT BINDING. This Agreement shall inure to the benefit of and constitute a binding obligation upon the Owner and Agent, and their respective successors and assigns.

9.2 TITLES AND CAPTIONS. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

9.3 PRONOUNS AND PLURALS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

9.4 Assignment. Agent may assign this Agreement in Agent's sole and absolute discretion. Owner may not assign this Agreement without Agent's prior written consent.

9.5 Notices. All notices or demands given or required to be given hereunder shall be in writing, shall be deemed effective upon the earlier of three (3) days from mailing or confirmed receipt and sent by United States registered or certified mail, return receipt requested, postage prepaid, addressed to Owner at:

Hunter's View Fargo, LLC
3003 32nd Ave S Suite #250
Fargo, ND 58103

and to Agent at:

Valley Rental 2, LLC.
3003 32nd Ave S Suite #7A
Fargo, ND 58103

provided that either party by like written notice may designate any different addresses to which subsequent notices shall be sent.

9.6 Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the state of North Dakota. Exclusive venue with respect to any litigation related to this Agreement shall be in Cass County, North Dakota.

9.7 Entire Agreement. This Agreement represents the entire agreement between the parties hereto, with respect to the subject matter hereof, and all prior agreements, whether written or oral, between the parties with respect to such subject matter shall have no further force or effect.

9.8 Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

9.9 Remedies Cumulative. Upon the breach of this Agreement by any party, the other party shall have available, in addition to any remedies specifically provided for in this Agreement, all other remedies whether legal or equitable in nature, all of which shall be cumulative and not exclusive.

9.10 Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purpose of the Agreement.

9.11 Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

9.12 SAVINGS CLAUSE. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

9.13 ATTORNEYS' FEES AND COSTS. The prevailing party in any litigation arising hereunder shall be entitled to its reasonable attorneys' fees and court costs and expenses.

9.14 SEPARATE COUNSEL. The parties hereto expressly acknowledge that it they have been advised to have separate legal counsel review this Agreement and render advice on the terms and provisions herein.

9.15 COUNTERPARTS. This Agreement may be executed in counterpart copies, which shall be deemed to be complete in itself so that any one copy may be introduced in evidence or used for any other purpose without the production of the other counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

OWNER:	AGENT:
Hunter's View Fargo, LLC	Valley Rental 2, LLC
By: ______________________	By: ______________________
Name: Danel Jung	Name: Robin Salter
Title: Executive Vice President	Title: Director

(EXHIBITS TO FOLLOW)

EXHIBIT A

Valley Rental 2, LLC. ("VRS") Services	
Accounting Services	
Bill Pay & Bookkeeping	VRS will pay all bills and perform all bookkeeping services for the property.
Advanced Monthly Reporting	VRS will provide the owner with monthly reports. These reports will include: A Budget Comparison, Balance Sheet, 12-Month Income Statement, an Aging Payable & Receivable Report, and a Trial Balance
Year-End Reporting	VRS will provide end of year reporting to you for tax purposes, these reports include: Working Trial Balance, Reconciled Bank Statements, A/R Listing, Aging Accounts Payable, and a previous year Capital Expenditures List.
Resident Services	
Maintenance Coordination	VRS will coordinate all maintenance requests including work orders, turns, and vendor repairs as needed. Maintenance professionals use a mobile app to record time worked on the property and the time will be billed $45 per hour. Grounds professionals will be billed at $40 per hour.
Site Management	VRS will provide Site management services for each property. The property will be billed at a rate of $15 / unit / month.
Rent Collection	VRS will collect the rent every month, charging late fees on the 3rd of each month & setting up payment arrangements as needed. VRS will provide e-check options & credit card payment options to the residents. Past due charges from Past residents exceeding 60 days will be written off to a collection agency.
24/7 Emergency Response	VRS maintenance staff will be available 24 hours a day to handle all emergency maintenance items that may arise. Maintenance time will be billed to property per management agreement.
Bi-annual Inspections	VRS will perform unit inspections 2 times per year which will include a filter change. Maintenance time will be billed to property per management agreement.
Resident Conflict Resolution	VRS will handle all resident complaints, concerns, and compliments. Included in management fee.
Processing of Credit/Criminal Resident Screening	VRS will process credit & criminal screens on each new applicant. They will also require income verifications and previous landlord references when applicable. Prospect to pay $40 which is income to the property. The expenses of the screening and credit reports will be charged to the property.
Marketing Services	
Website	Each property will be provided with a listing on VRS's website, currently there is no cost associated with this listing. At the time of this agreement VRS is planning to setup websites integrated to Yardi software which will improve the property marketing. The cost of this website will be passed-through to the property.
Posting To Free Sites	VRS will post any vacancies to free sites such as Craigslist & Facebook Marketplace. Included in management fee.
Coordination With Paid Sources	VRS will coordinate all communication and contracts with paid sites such as Zillow, Apartments.com, Apartment Guide, Apartment List, The Renters Guide, etc. Cost of paid sites will be billed to property. The time associated

	with negotiating these contracts will be billed to the property. This is subject to approval of the marketing budget by the landlord.
Basic Marketing Photos	VRS will provide basic marketing photos, and can provide professional marketing photos for an additional cost. The time for taking and editing photos will be billed to the property.
Compliance and Evictions	
Compliance	VRS will ensure the property is operating in compliance with fair housing laws, landlord/resident laws, and city ordinances. Included in management fee other than as specified in management agreement.
City Rental Permit	VRS will secure a city rental permit when applicable.
Eviction Processing	VRS will follow all eviction laws when processing evictions including serving 3 days, 4 days, and performing lockouts. Legal fees will be billed to the property and VRS will seek to pass attorney's fees to residents getting evicted if possible.
Misc. Services	
Software Costs	Hunter's View Fargo, LLC will provide all software needed for the properties including systems for: time keeping, property management, lead tracking, resident screening, on-call, mass communications, accounting & training. The cost of this software will be billed back to the property. At the time of this agreement the cost is $3.15 per unit per month for Yardi and CRM. Payables are billed at rate of $0.90 per transaction. Checks have a $0.50 fee.
Regional Manager & Director	The regional manager is making sure the goals for the property are met and that policies are being applied. They monitor staffing levels, budgets, occupancy, and strategies. Both services are included in the management fee.
Training	At this time training is not being charged back to the property however it may be evaluated in the future.

All rates stated in this Agreement are subject to review and be changed by Agent based on the prevailing wages in the area without notice to Owner.

EXHIBIT B

LEASING COMMISSIONS

At the time of this agreement Leasing Commissions are not charged to the property.

EXHIBIT C

AGENT COMPENSATION TERMS AND CONDITIONS

1. **MANAGEMENT FEE.** Five (5%) of the monthly Gross Receipts (defined below). "Gross Receipts" for any period written above shall mean and include all revenues and income of any kind derived during such period directly or indirectly from the Premises as a result of rental receipts and revenue from the operation of the Premises, including but not limited to all rental receipts, tenant storage receipts, laundry receipts (if applicable), parking receipts (if applicable), salon receipts (if applicable), late fees, and any other receipts received by the Premises, whether on a cash basis or on credit, paid or unpaid, collected or uncollected (but excluding any rental income write-offs agreed upon by the parties as a result of the monthly reconciliation), and less any damages and cleaning income as the result of tenants vacating. Gross Receipts shall specifically include, without limitation, any and all excise and privilege taxes, sale and use taxes.

2. **EXPENSES.** The Owner agrees to be responsible, and shall reimburse Agent, for any and all costs, expenses, or fees that Agent incurs on behalf of Owner in accordance with the Agreement. If Agent incurs costs, expenses, or fees on behalf of the Owner, such amounts shall immediately be due and payable and Owner shall immediately reimburse the Agent.

3. **EXTRAORDINARY SERVICES.** If Agent is called upon by Owner to perform services not customarily a part of the usual services performed by a property management company or leasing manager, Agent shall be entitled to receive as additional compensation therefore an amount commensurate with such services.

4. **MAINTENANCE COMPLETED OUTSIDE OF NORMAL BUSINESS HOURS; ON CALL STIPEND.** In the event maintenance work is completed outside of normal business hours (before 8 a.m. or after 5 p.m.), then Owner shall pay Agent an amount equal to $65 per hour, at the time of this Agreement, for each hour in which the maintenance person provides such services outside of normal business hours. Such rate is subject to review and change by Agent without notice to Owner.

5. **AMENDMENT**. Agent may amend the current fee schedule or create new fees for current or new services in Agent's sole and absolute discretion. Agent will give Owner written notice of the amended or new fee. Owner will have ten (10) days within which to object to the amended or new fee. If Owner does not provide to Agent written notice of objection to the revised or new fee within the ten-day (10-day) objection window, such amended or new fee will become effective without further notice. If Owner does provide to Agent written notice of objection to the revised or new fee within the ten-day (10-day) objection window, such amended or new fees will not become effective unless both parties agree to such fees in writing.

6. **PROJECT MANAGEMENT FEES.** If extraordinary repairs are made to the Property, or the Property is extensively reconstructed or modernized, or if Agent supervises tenant leasehold improvements, or if Agent supervises restoration of part or all of the Property as a result of damage (including, but not limited to vandalism, fire, flood, water damage, wind hail, settlement, collapse or earthquake), or if Agent is required to perform other services not customarily a part of the usual services performed by a managing agent, the Agent will receive a Project Management Fee based on the total project costs at the following schedule:

Total cost of Project / Improvement	**Fee**
$0 - $10,000	$0
$10,001 - $25,000	5%
$25,001 - $100,000	4%
$100,001 - $500,000	3%
$500,001 and greater	Fee to be negotiated

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year written below.

Date: 3/12/2025

Hunter's View Fargo, LLC

By: ______________________

Name: Danel Jung

Title: Executive Vice President

Valley Rental 2, LLC

By: ______________________

Name: Robin Salter

Title: Director